Exhibit 10.6

December 11, 2002

Joseph Langner

[Address]

Dear Joe:

We are very pleased to offer you the Senior Vice President of Sales role, reporting to Robin Nebel, President and Chief Operating Officer. We know that you will become a valued member of our organization and look forward to your contributions.

As the Senior Vice President of Sales, your total compensation will be composed of a $150,000 annual salary, bonuses, stock options and company provided benefits. Your bonus plan is composed of two components, the first is a monthly performance bonus plan which will allow you to earn up to $150,000 a year based on sales and profit goals, the second will allow you to earn 1% on the overage when year end sales and profitability exceeds our target. The second bonus payment eligibility will be reviewed after the year end, and will be based upon exceeding sales and achieving appropriate profitability levels.

Stock options:

We will make a recommendation to the Board of Directors to provide you options to purchase 75,000 shares of Company stock. The stock options vest over 4 years, beginning one year after your date of hire, and monthly thereafter. You will also have an opportunity to earn up to an additional 75,000 shares of performance based stock options, upon achievement of 2003 revenue and profit goals.

Currently our payroll schedule is semi-monthly and checks are issued on the 15th and last day of each month. Direct deposit is also available for your convenience. You will be eligible for medical, dental benefits and vision benefits on the 1st of the month following your date of hire; and 401K plan after 90 days. You would be eligible for four weeks (160 hours) of paid time off in your first year of employment, which can be use for sick or vacation or personal time off, plus company paid Holidays.

Confidentiality:

All proprietary information of the company, including web site, LOS software and computer design and strategy, marketing strategy, and customer information, shall remain confidential and you agree not to use such information at any time during or after your employment except in the fulfillment of your responsibilities hereunder.

We expect that your association with Ellie Mae will be mutually beneficial. Nonetheless, Ellie Mae Inc. is an “at will employer,” which means that you or Ellie Mae can terminate employment at any time with or without cause, and with or without notice.

This letter represents the entire understanding between the parties with respect to the terms of your employment. The terms of your employment, including your at will status, may not be modified orally. Any modification must be in writing and signed by the Chief Executive or Chief Operating Officer of Ellie Mae, Inc.

Joe, we feel that you have much to offer our organization and hope that you will find challenge, satisfaction and opportunity in your association with Ellie Mae.

If the foregoing accurately reflects our understanding, please sign a copy of this letter and return it to me.

Sincerely,

/s/ Lisa K. Bruun
Lisa K. Bruun
Vice President of People

Employment Offer Accepted:

/s/Joseph Langner 12-13-02
Joseph Langer Date